Exhibit 3(b)(3)

SELLING AGREEMENT

AGREEMENT made this             day of             , in the year of 2012, by and between ANNUITY INVESTORS LIFE INSURANCE COMPANY, an Ohio life insurance company (“AILIC”), GREAT AMERICAN ADVISORS, INC., an Ohio corporation (“GAA”) and             , a             corporation (“Broker/Dealer”) and any and all insurance agency affiliates or subsidiaries of Broker/Dealer (“Agencies”). Broker/Dealer and the Agencies are hereinafter referred to as the “Producers.” The Agencies are listed in Appendix I to this Agreement, as may be amended from time to time.

WHEREAS, AILIC issues certain variable annuity and variable insurance policies, and certificates there under in the case of group policies (“Contracts”), described in this Agreement, which are deemed securities under the Securities Act of 1933, and

WHEREAS, GAA is duly licensed as a broker-dealer with the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission (“SEC”), and

WHEREAS, Broker/Dealer is duly licensed as a broker-dealer with the FINRA and SEC, and

WHEREAS, AILIC has appointed GAA as the principal underwriter of the Contracts, and

WHEREAS, GAA proposes to have Broker/Dealer’s registered representatives (“Representatives”) who are also duly licensed insurance agents solicit sales of the Contracts, and

WHEREAS, GAA delegates to Broker/Dealer and the Agencies, to the extent legally permitted, training, supervisory and certain administrative responsibilities and duties.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.    Appointment. AILIC and GAA hereby appoint Broker/Dealer and the Agencies under the securities and insurance laws to supervise Representatives in connection with the distribution of the Contracts, solely in accordance with the Contract and the then current Prospectus relating thereto, and to provide certain services as described herein.

2.    Supervision of Representatives. Broker/Dealer shall have full responsibility for the training and supervision of all Representatives associated with Broker/Dealer who are engaged directly or indirectly in the offer or sale of the Contracts and all such persons shall be subject to the control of Broker/Dealer with respect to such persons’ securities-related activities in connection with the Contracts. Broker/Dealer will establish rules, procedures and supervisory and inspection techniques necessary to diligently supervise the activities of its Representatives. Included in training will be federal and state statutes and regulations applicable to the sale of Contracts, the Ethical Principles and related Codes of the Insurance Marketplace Standards Association (“IMSA”), and any other topics about which Representatives must have sufficient knowledge as required by their individual agreements.

Producers will cause the Representatives to be trained in the sale of the Contracts; Producers warrant that Representatives qualify under applicable federal and state laws to engage in the sale of the Contracts; and Producers will cause such Representatives to be registered representatives of Broker/Dealer before such Representatives engage in the solicitation of applications for the Contracts in jurisdictions where AILIC has authorized such solicitation. Broker/Dealer has full responsibility in connection with the training, supervision and control of the Representatives as contemplated by Section 15(b)(4)(E) of the Securities Exchange Act of 1934 (the “1934 Act”). By submitting to GAA or AILIC a registered representative for appointment, Broker/Dealer shall be deemed to have certified Representatives’ qualifications including those set forth in Appendix II hereto. Upon request, Broker/Dealer shall confirm the foregoing by delivering a letter in the form of Appendix II hereto. Producers shall ensure that the Contracts are offered, sold and serviced only through Representatives who comply with all appropriate state insurance licensing requirements and solely in accordance with the Contract and the then current Prospectus relating thereto.

3.    Appointment of Agents. With respect to each Representative to be appointed, Broker/Dealer shall submit to GAA an Agent Data Form, a copy of a current FINRA status sheet, a copy of the appropriate state insurance license and such additional documents as requested by AILIC or GAA and shall await approval from AILIC before a Representative shall be permitted to solicit applications for the sale of Contracts.

4.    Notice of Representative’s Noncompliance. In the event a Representative fails or refuses to submit to supervision by Broker/Dealer, ceases to be a registered representative of Broker/Dealer, or fails to meet the rules and standards imposed by Broker/Dealer on its Representatives, Broker/Dealer shall certify such fact to AILIC and shall immediately notify such Representative that he or she is no longer authorized to sell the Contracts, and Broker/Dealer shall take whatever additional action may be necessary to terminate the sales activities of such Representative relating to the Contracts.

5.    Compliance with FINRA Rules of Fair Practice and Federal and State Security and Insurance Laws. Broker/Dealer shall, and shall ensure that its Representatives, fully comply with the requirements of the 1934 Act, the USA PATRIOT Act, and the FINRA and all other applicable federal or state laws applicable to the offer, sale and service of the Contracts and will establish such rules and procedures as may be necessary to cause diligent supervision of the securities and insurance activities of Representatives. Broker/Dealer agrees to fully comply with the Ethical Principles and related Codes of IMSA, and further agrees to ensure that its Representatives fully comply with same. Broker/Dealer agrees to maintain all transactions, books and records concerning the activities of their Representatives as required by the SEC, FINRA or other regulatory agencies having jurisdiction, or under applicable state insurance laws or regulations. Upon request by AILIC or GAA, Broker/Dealer shall furnish or make available for inspection, such appropriate records as may be necessary to establish such diligent supervision.

6.    Prospectus, Sales Promotion Material and Advertising. Broker/Dealer shall be provided with, and Broker/Dealer shall forward to Representatives, prospectuses relating to the Contracts and such other material as AILIC or GAA determines to be necessary or desirable for use in connection with sales of the Contracts. Broker/Dealer shall ensure that no sales promotion materials or advertising related to AILIC, GAA and/or the Contracts shall be used by Representatives unless the specific item has first been approved by AILIC or GAA in writing. Producers and their Representative shall discontinue the use of any item when notified by AILIC or GAA.

No Producer or any Representative shall, in connection with the offer or sale of Contracts, use any advertising material, prospectus, proposal or representation either in general or in relation to a Contract, GAA or AILIC unless furnished by GAA or AILIC or until the consent of GAA or AILIC is first obtained. Neither Producers nor any Representative shall issue or recirculate any illustration, circular, statement or memorandum of any sort, misrepresenting the terms, benefits or advantages of any Contract, or make any misleading statement as to benefits thereof or the financial position of AILIC.

7.    Applications. Producers shall cause all applications for Contracts to be made on application forms supplied by AILIC and all payments collected by Broker/Dealer or any Representative to be remitted promptly in full, together with such application forms and any other documentation, directly to AILIC at the address indicated on such application. Producers shall review all such applications for completeness. Producers shall be solely responsible for determining the suitability of Contracts for purchasers. Checks or money orders for Purchase Payments shall be drawn to the order of AILIC. All applications are subject to acceptance or rejection by AILIC at its sole discretion. Producers agree to remit in full to AILIC immediately upon receipt all Purchase Payments received on such applications, forms and any other required documentation obtained in respect to the Contracts.

8.    Compensation.

(a)    Commissions. Commissions payable in connection with the Contracts for which Broker/Dealer is the broker of record shall be payable in accordance with the Schedule(s) attached hereto and made a part hereof and shall be paid by or on behalf of GAA to one or more of the Producers in accordance with applicable insurance and securities laws. Payment of commissions to the Producer(s) shall be full and sole compensation for all services and expenses and for the fulfillment of duties under this Agreement. These commissions will be paid as a percentage of Purchase Payments received in cash and accepted by AILIC on applications obtained by the Representatives of Broker/Dealer provided a Contract is issued, delivered to and accepted by the applicant. Upon termination of this Agreement, all compensation to Broker/Dealer hereunder shall cease; however, Producers shall continue to be liable for any chargebacks (as defined in Subsections (A), (B) and (C) below). Producers shall have no interest in any surrender charges, deductions or other fees payable to AILIC or GAA. The Producers shall pay the person(s) entitled thereto as provided in any agreement between Producers and the Representatives, and AILIC and GAA shall have no responsibility or liability therefore.

(A)    If GAA has paid any compensation in advance, Producers hereby agree that they are indebted to GAA if the Purchase Payment on which the compensation is based is not paid within the time provided by the Contract, or allowed by AILIC, or, if the Purchase Payment is paid, if Producers would not have been entitled to the compensation when the Purchase Payment is paid. GAA, in its sole discretion, will determine whether or not Producers would have been entitled to the compensation when the Purchase Payment is paid.

(B)    Upon demand by GAA, the Producers hereby agree to return to GAA any compensation paid to them based on refunds or adjustments of Contract values, in whole or in part, including in the event of termination, modification or rescission of a Contract. AILIC may in its sole discretion, and at any time, terminate, modify or rescind the sale of any Contract or contract issued by it, and Producers are indebted to GAA for the amount of compensation deemed necessary to refund until Producers repay such amount.

(C)    Any compensation which would be due Producers under this Agreement shall not become due if any Producer is indebted to GAA or AILIC. In the case of such indebtedness, any compensation will be applied by GAA to reduce the indebtedness, regardless of any claim or lien by Producers or by someone other than GAA. Upon termination of this Agreement, the Producers shall immediately pay to GAA any and all amounts which are owed.

The foregoing subsections A, B and C shall survive the termination of this Agreement.

(b)    Time of Payment. GAA shall pay or cause to be paid any compensation due Producers within fifteen (15) business days after the end of the calendar month in which Purchase Payments upon which such compensation is based are accepted by AILIC, and for which Contracts have been issued and accepted by the applicant.

(c)    Amendments of Schedules. GAA may, upon at least ten (10) business days prior written notice to Broker/Dealer, amend the attached Schedule(s) made part hereof. Any such amendments shall be in writing and shall apply to premiums received by AILIC after the effective date of such written notice.

(d)    Prohibition Against Rebates and Replacements. Except as permitted by law, if any Producer or any Representative of Broker/Dealer shall rebate or offer to rebate all or any part of a Purchase Payment or commission on a Contract, or if any Producer or any Representative of Broker/Dealer provides or offers to provide an applicant with other valuable consideration or inducement in connection with a Contract, the same shall be grounds for termination of this Agreement by AILIC or GAA. If any Producer, or any Representative of Broker/Dealer shall withhold any Purchase Payment on a Contract, the same shall also be grounds for termination of this Agreement by AILIC or GAA. If any Producer, or any Representative of Broker/Dealer, shall at any time induce or endeavor to induce any person paying Purchase Payments on any Contract issued hereunder to discontinue Purchase Payments or to relinquish any such Contract except under circumstances in which there are reasonable grounds for believing the Contract is not suitable for such person, any and all compensation due Producers shall cease and terminate.

(e)    Indebtedness. Nothing in this Agreement shall be construed as giving Broker/Dealer the right to incur an indebtedness on behalf of AILIC or GAA.

9.    Investigations. Producers, GAA and AILIC agree to cooperate fully in any investigation or proceeding with respect to any Representative or other agent or the Producers to the extent that such investigation or proceeding is in connection with the Contracts. Without limiting the foregoing:

(a)    AILIC and GAA will promptly notify Producers of any substantive customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by it with respect to Producers or any Representative or other agent of Producers with respect to AILIC or GAA which may affect the issuance of the Contracts marketed under this Agreement.

(b)    Producers will promptly notify AILIC and GAA of any substantive customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by Producers with respect to Producers or to any Representative or other agent of Producers in connection with the Contracts or any activity in connection therewith.

In the case of a substantive complaint in connection with the Contracts, AILIC, GAA, and Producers will cooperate in investigating such complaint. In connection therewith, Producers shall provide all necessary information within the time frames reasonably requested by AILIC and GAA. AILIC and GAA shall respond to and defend any such complaint.

10.    Independent Contractors. Producers in performing their duties hereunder shall be acting as independent contractors and not as agents or employees of AILIC or GAA. In addition, nothing contained herein shall be construed as a partnership among AILIC, GAA and Producers.

11.    Indemnification. Producers shall indemnify and hold harmless AILIC and GAA from any claims, damages, expenses (including reasonable attorneys’ fees and expenses), liabilities or causes of action, asserted or brought by anyone, resulting from any negligent, fraudulent, or intentional acts, omissions, or errors of Producers, their employees, registered representatives, other representatives, or agents in the offering for sale, solicitation, or servicing of the Contracts, and from any negligent, fraudulent, or intentional acts, omissions, or errors of Producers, their employees, registered representatives, other representatives, or agents in violation of Federal or State laws or regulations and FINRA rules of any nature, applicable to the offering for sale, solicitation, or servicing of the Contracts.

Broker/Dealer shall assume full responsibility for the activities of all persons associated with it who are engaged directly or indirectly in the sales and servicing operations of Broker/Dealer. Broker/Dealer shall indemnify and hold harmless AILIC and GAA from any claims, damages, expenses, liabilities or causes of action, asserted or brought by anyone, resulting from any private business transactions of any associated persons which are the subject of this paragraph.

AILIC and GAA shall indemnify and hold harmless Producers from any claims, damages, expenses, liabilities or causes of action, asserted or brought by anyone, resulting from any negligent, fraudulent, or intentional acts, omissions, or errors of AILIC or GAA or their employees in the offering for sale, solicitation, or servicing of the Contracts and from any negligent, fraudulent, or intentional acts, omissions, or errors of AILIC or GAA or their employees in violation of Federal or State laws or regulations and FINRA rules of any nature, applicable to the offering for sale, solicitation, or servicing of the Contracts.

12.    Termination. GAA may terminate this Agreement immediately and without notice if the Broker/Dealer fails to maintain its registration as a broker/dealer under the 1934 Act or a member of the FINRA. GAA may terminate this Agreement immediately upon providing written notice to Broker/Dealer or Agency if Broker/Dealer or Agency violates this Agreement or fails to perform to GAA’s satisfaction under the terms and conditions of this Agreement or if Broker/Dealer or Agency becomes insolvent or files a petition for bankruptcy, reorganization or liquidation under applicable law. GAA and Broker/Dealer or Agency shall each have the right, upon thirty days written notice to the other, to terminate this agreement for whatever reason deemed appropriate by such party. Notwithstanding the termination of this Agreement, GAA, Broker/Dealer and Agency acknowledge that each of them shall be individually and respectively liable, responsible and accountable for any and all actions undertaken prior to the effective date of the termination of this Agreement. In furtherance of the foregoing, the provisions of Sections 8, 9, 10, 11 and 15 hereof shall survive termination.

13.    Fidelity Bond. Broker/Dealer shall secure and maintain a fidelity bond in at least the amounts prescribed under Article III, Section 32 of the FINRA Rules of Fair Practice. Broker/Dealer shall provide GAA with a copy of said bond within thirty days after executing this Agreement.

14.    Confirmations. Upon or prior to completion of each transaction for which the issuance of a confirmation is legally required, a confirmation reflecting the fact of the transaction and those items under SEC Rule 10b-10 will be promptly forwarded by AILIC on GAA’s behalf. A copy of such confirmation will be made available to Broker/Dealer.

15.    Scope of Authority for Processing Business. Broker/Dealer shall be authorized to: (a) accept applications for Contracts, (b) receive for forwarding to AILIC the Purchase Payments paid in connection with any such applications, (c) deliver the Contracts issued to the applicants by AILIC, and (d) collect Purchase Payments for forwarding to AILIC as specifically directed by such applicants who have authorized Broker/Dealer to act on their behalf.

Broker/Dealer is not authorized to: (a) alter any applications or Contracts, (b) collect or in any manner receive premiums from applicants in the form of checks, money orders or electronic funds transfers payable to any person or entity other than AILIC, (c) waive any forfeiture, (d) make any settlement of any claim or claims, or (e) perform any function other than as expressly authorized in the preceding paragraph.

16.    Miscellaneous. GAA and AILIC reserve the right, without notice to Producers, to suspend, withdraw, or modify the offering of the Contracts or to change the conditions of their offering with respect to anyone. Producers are not authorized to market any Contract until notified by AILIC or GAA of an effective registration statement therefore with the Securities and Exchange Commission. GAA will provide Broker/Dealer with a list, and updates thereto which list the jurisdictions in which the Contracts may be sold.

The right is reserved to AILIC and GAA to contract separately with any employee, representative or agent of Producers in connection with the Contracts or otherwise, provided that the terms of any such contract do not conflict with the provisions of this Agreement. Nothing contained herein shall prevent or restrict (i) AILIC or GAA from marketing said Contracts through other broker/dealers, insurance agents and brokers, and through its own organization, or (ii) Producers from acting as agent and/or broker for other insurance companies, whether or not affiliated with a Producer, in any jurisdiction with respect to any insurance or securities product, including securities products similar or identical to those of AILIC or GAA. Neither Producers nor their Representatives shall have any right of exclusivity to market and sell Contracts in any geographical area.

Any manuals, guides, books, tapes, programs and other materials, if any, developed by AILIC or GAA, which may be delivered to Broker/Dealer from time to time will be owned solely by AILIC or GAA, as the case may be; however, during such time as this Agreement is in effect between the parties hereto, if the Producers elect to do so, Representatives may use any such manuals, guides, books, programs and other materials which may have been delivered to the Producers but may use them solely in the Producers’ business hereunder, and upon such terms and conditions as AILIC or GAA may establish at the time of such delivery. Upon termination of this Agreement, such items will be returned promptly to GAA.

Included on Appendix I is a list of jurisdictions in which Broker/Dealer or Agency is duly authorized to sell the Contracts and receive commissions thereon and Producers represent that this list is true and complete.

17.    Notices, Etc. All notices, demands, billings, requests and other written communications hereunder shall be deemed to have been properly given to Producers when delivered by hand or sent by registered or certified United States mail, postage prepaid and addressed to Producers at             . Any communications to AILIC or GAA shall be deemed properly given if delivered by hand or sent by registered or certified United States mail, postage prepaid and addressed to AILIC or GAA, respectively, at 301 E Fourth Street, 12th Floor, Cincinnati, Ohio 45202, Attention: Mark F. Muething, Esq. The address for notice hereunder may be changed by giving written notice of such change to the other parties in accordance with the provisions of this Section 17.

18.    Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Ohio. The parties hereto agree that any state or federal court located in Hamilton County, Ohio shall have sole and exclusive jurisdiction and be the appropriate venue for any required judicial interpretation and enforcement of this Agreement.

19.    Binding Effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

20.    No Assignment. This Agreement, and the rights and duties hereunder, may not be assigned or delegated except as expressly provided for herein. Commissions to be paid pursuant to this Agreement may not be assigned without the consent of GAA.

21.    No Waiver. Any failure to enforce any right under this Agreement or to object to any violations of its terms shall not operate as a waiver of any rights.

This Agreement, as amended from time to time, constitutes the entire agreement between the parties hereto and shall be effective as of the date it is fully executed by all parties. However, AILIC and GAA reserve the right to modify the Schedule(s) as provided herein. AILIC and GAA further reserve the right to amend from time to time this Agreement, other than its Schedule(s), by providing thirty (30) days written notice to the Broker/Dealer. Broker/Dealer shall be deemed to have accepted all terms and conditions set forth in such amendment if no objections are received in writing by AILIC or GAA within fifteen (15) days after notification is mailed. This Agreement supersedes in its entirety any and all previous agreements among the parties hereto with respect to the Contracts; provided, however, any former agreements shall survive with respect to any Contracts offered or sold during the term thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunto duly authorized, as of the day and year first above written.

ANNUITY INVESTORS LIFE INSURANCE COMPANY

BY:

Name:

Title:

GREAT AMERICAN ADVISORS, INC.

BY:

Name:

Title:

BROKER/DEALER:

BY:

Name:
Title:

APPENDIX I

[LIST OF AGENCIES]

Name of Agency	States in which Licensed	Taxpayer I.D. No.

By executing below, the foregoing entities agree to join in this Agreement as an Agency and be bound by all terms of such Agreement, as it may be amended from time to time.

Name of Agency	Name of Agency

By:	By:

Its:	Its:

Name of Agency	Name of Agency

By:	By:

Its:	Its:

APPENDIX II

General Letter of Recommendation

BROKER/DEALER hereby certifies to GAA and AILIC that all the following requirements will be fulfilled in conjunction with the submission of licensing/appointment papers for all applicants as agents of AILIC submitted by BROKER/DEALER. BROKER/DEALER will, upon request, forward proof of compliance with same to GAA and AILIC in a timely manner.

1.	We have made a thorough and diligent inquiry and investigation relative to each applicant’s identity, residence and business reputation and declare that each applicant is personally known to us, has been examined by us, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of a license. Each individual is trustworthy, competent and qualified to act as an agent for AILIC to hold himself out in good faith to the general public.

2.	We have on file a U-4 form which was completed by each applicant. We have fulfilled all the necessary investigative requirements for the registration of each applicant as a registered representative through our FINRA member firm and each applicant is presently registered as an FINRA registered representative.

The above information in our files indicates no fact or condition which would disqualify the applicant from receiving a license and all the findings of all investigative information is favorable.

3.	We certify that all educational requirements have been met for the specified state each applicant is requesting a license in, and that all such persons have fulfilled the appropriate examination, education and training requirements.

4.	If the applicant is required to submit his picture, his signature, and securities registration in the state in which he is applying for a license, we certify that those items forwarded to AILIC are those of the applicant and the securities registration is a true copy of the original.

5.	We hereby warrant that the applicant is not applying for a license with AILIC in order to place insurance chiefly and solely on his life or property, or lives or property of his relatives, or lives or property of his associates.

6.	We will not permit any applicant to transact insurance as an agent until duly licensed therefore. No applicants have been given a contract or furnished supplies, nor have any applicants been permitted to write, solicit business, or act as an agent in any capacity, and they will not be so permitted until the certificate of authority or license applied for is received.

Effective Date B/D Name

SELLING AGREEMENT

SCHEDULE 2A – COMMISSION SCHEDULE

Amended on May 1, 2008

Producers, for their efforts in soliciting sales of the Contracts and Certificates there under, shall receive commissions equal to the percentages set forth below of all Purchase Payments received in good order by Annuity Investors Life Insurance Company (AILIC). Commissions on contracts or certificates issued as a result of a transfer or redirecting periodic premium flow from another annuity contract issued by Annuity Investors Life Insurance Company®, Great American Life Insurance Company® or any of their affiliates may be paid at rates reduced from those set forth herein.

For the purpose of this paragraph, the terms “Contract”, “Contract Year”, “Certificate”, “Certificate Year”, “Owner”, “Participant”, and “Purchase Payment” shall follow the definitions set forth in the Contract for the product.

The Company reserves the right, in its sole discretion, to amend or modify Schedule 2A at any time.

PRODUCT NAME	Commission Option	Commission on purchase payments First Year	Annual Trail Commission* Years 2-7	Annual Trail Commission* Years 8+
Flex(b) Individual FPDVA	NT	7.25%	0.00%	0.00%
	T1	5.50%	0.25%	0.25%
	T2	4.00%	0.25%	1.00%
	T3	2.00%	1.00%	1.00%

PRODUCT NAME	Commission Option	Commission on purchase payments First Year	Annual Trail Commission* Years 2-8	Annual Trail Commission* Years 9+
ContributorPlus Individual FPDVA	NT	6.00%	0.00%	0.00%
	T1	4.75%	0.25%	0.25%
	T2	2.00%	0.75%	1.00%
	T3	1.00%	1.00%	1.25%

PRODUCT NAME	Commission Option	Commission on purchase payments First Year	Annual Trail Commission* Years 2-4	Annual Trail Commission* Years 5+
Transition20 Individual FPDVA	T1	5.25%	0.00%	1.00%
	T2	4.75%	0.25%	1.00%
	T3	3.25%	1.00%	1.00%

PRODUCT NAME	Commission Option	Commission on purchase payments First Year	Annual Trail Commission* Years 2 +
Access100 Individual FPDVA	T1	2.00%	1.00%
	T2	1.25%	1.25%

GROUP PRODUCT NAME	Commission Option	Commission on purchase payments Years 1-3	Annual Trail Commission* Years 4+
TotalGroup Group FPDVA (1.00% expense)	T1	1.20%	0.50%
TotalGroup Group FPDVA (0.75% expense)	T1	0.85%	0.25%
TotalGroup Group FPDVA (0.50% expense)	T1	0.25%	0.25%

PRODUCT NAME	Commission Option	Commission on purchase payments First Year	Annual Trail Commission* Years 2-3	Annual Trail Commission Years 4-7	Annual Trail Commission Years 8+
The Commodore HelmsmanSM Individual FPDVA	NT	7.25%	0.00%	0.00%	0.00%
	T1	6.25%	0.00%	0.00%	0.75%
	T2	5.25%	0.25%	0.25%	0.75%
The Commodore MajestySM Individual FPDVA	T1	4.75%	0.00%	1.00%	1.00%
	T2	4.50%	0.25%	1.00%	1.00%
	T3	3.25%	1.00%	1.00%	1.00%

PRODUCT NAME	Commission Option	Commission on Purchase Payments	Annual Trail Commission* Years 2+
The Commodore SpiritSM Individual/Group FPDVA	NT	6.75%	0.00%
	T1	5.75%	0.25%
	T2	4.50%	0.50%
	T3	3.25%	0.75%
	T4	2.00%	1.00%
The Commodore Americus® Individual FPDVA	NT	6.00%	0.00%
	T1	4.75%	0.25%
	T2	3.50%	0.50%
	T3	2.25%	0.75%
The Commodore Nauticus® Group FPDVA	NT	6.00%	0.00%
	T1	4.75%	0.25%
	T2	3.50%	0.50%
	T3	2.25%	0.75%
The Commodore Advantage® Individual FPDVA	NT	5.25%	0.00%
	T1	3.50%	0.25%
	T2	2.25%	0.50%
The Commodore Advantage Group FPDVA	T1	3.00%	0.25%
	T2	1.50%	0.50%
The Commodore Independence® Individual/Group FPDVA	T1	1.25%	1.00%

The above schedules are modified as set forth below:

1.	For Issue Age 81+, Commissions are 50% of the above schedule for Access100, Flex(b), Transition20, ContributorPlus, TotalGroup, The Commodore Helmsman, The Commodore Majesty, The Commodore Independence, The Commodore Advantage, The Commodore Spirit Group Contract, The Commodore Americus, and The Commodore Nauticus. Maximum Issue Age is 85.

2.	For Individual Commodore Spirit contracts with Issue Ages 81-85 compensation is 60% of amounts of the above schedule. For Individual Commodore Spirit contracts with Issue Ages 86-88 compensation is 50% of amounts stated above. Maximum Issue Age is 88.

3.	If exception is granted, initial purchase payment amounts less than minimum, the following reduced commission schedule applies:

Purchase Payment	% of Indicated Commission
0 – 49% of Minimum	0%
50% - 99% of Minimum	50%

Note Contract Minimums of $10,000 or above:
Minimum initial purchase payment on Flex(b) individual Nonqualified contract is $10,000.
Minimum initial purchase payment on Transition20 individual contract is $20,000.
Minimum initial purchase payment on ContributorPlus individual contract is $20,000.
Minimum initial purchase payment on Access100 individual contract is $20,000.

Minimum initial purchase payment on The Commodore Helmsman individual Nonqualified contract is $10,000.

Minimum initial purchase payment on The Commodore Majesty individual contract is $20,000.

Minimum initial purchase payment on The Commodore Independence individual contract is $20,000.

Minimum initial purchase payment on The Commodore Advantage individual Nonqualified contract is $10,000.

Initial purchase payment amounts below the product’s minimum will be returned if no exception has been granted.

4.	For the “Enhanced” Commodore Spirit Group or Commodore Nauticus Group Contracts (0.95% M&E; no annual certificate charge) and “Enhanced” Advantage Group Contracts (no 0.15% administrative charge), the commission is 75% of the standard Group Commission structure.

5.	For the “Enhanced” Commodore Independence Group Contract the commissions are as follows:

Mortality and Expense Risk Charge	Commission on Purchase Payments	Annual Trail Commission*
1.40%	1.25%	1.00%
1.10%	1.05%	0.80%
0.95%	1.00%	0.70%
0.90%	0.90%	0.65%
0.75%	0.80%	0.55%

Chargeback

1.	Any commissions earned on Purchase Payments that are subsequently refunded to the customer will be charged back to the Producer. There may be a chargeback of commission upon annuitization of the Contract or Certificate for any premiums on deposit for less than one year. Chargeback of commission will be assessed on the full amount of withdrawal and surrender redemptions from any contract, including the Access 100 and The Commodore Independence, for any premiums on deposit for less than one year. For TotalGroup, chargebacks are based on the full amount of the redemptions from any certificate within the first certificate year. There may also be a chargeback of all commissions earned during the life of any Contract or Certificate, based on refunds or adjustments of Contract or Certificate values, in whole or part, including in the event of termination, modification, or rescission of a Contract or Certificate by AILIC.

2.	There will be no chargeback due to a death benefit payout.

3.	For RMD’s and annuitizations after the first contract year with a payout duration greater than 5 years, the Company will not charge back commissions. A Chargeback will be applied to transfers that occur within 18 months of the election of a TSA Waiver.

4.	The following schedule of chargebacks applies only to The Commodore Helmsman and The Commodore Majesty. For full surrenders and partial withdrawals, other than systematic withdrawals (including required minimum distributions (RMDs)), the Company will chargeback commissions on the following schedule.

Duration Since Payment	Commission Chargeback %
0 to 6 Months	100%
7 to 12 Months	50%

5.	We may offer short-term GDC promotions via fliers and field bulletins. These promotions will be incorporated herein via this reference under the duration and terms outlined within each promotion.

*Asset trails are calculated and paid at least as frequently as of the end of each calendar quarter after first Contract/Certificate anniversary only on the annuity value of the active policies. Trail option must be chosen on initial applications and order tickets. Once elected, it can not be changed.